Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated August 27, 2025 to the Registration Statement on Form F-1 (Registration No. 333-[●]), under the Securities Act of 1933 with respect to the balance sheets of Earlyworks Co., Ltd. (the “Company”) as of April 30, 2024 and 2025, and the related statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended April 30, 2025 and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

San Mateo, California	WWC, P.C.
November 25, 2025	Certified Public Accountants
PCAOB ID: 1171